EXHIBIT 10.1
Amendment No. 2 to Lease Agreement
This Amendment to Lease (this “Amendment”) is executed to be effective as of December 10, 2008 (the “Effective Date”), between LIT Industrial Texas Limited Partnership, a Delaware limited partnership (“Landlord”) and Interphase Corporation (“Tenant”);
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated August 6, 2002 (the “Original Lease”), as amended by Amendment No. 1 dated May 16, 2005 (the “First Amendment”), the Original Lease, and First Amendment, are sometimes collectively referred to herein as, the “Lease”), whereby Tenant leased certain premises containing approximately 24,270 rentable square feet (the “Premises”) at 2105 Luna Road, Suite 320 (the “Building Address”) of Luna Place (the “Project”) in Carrollton, Texas, as more particularly described in the Original Lease;
WHEREAS, Landlord and Tenant desire to extend the term of the Original Lease and otherwise modify the Original Lease in accordance with the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises, in the respective undertakings of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease, and agree as follows:
1. Defined Terms. Capitalized terms used herein, but not defined shall be given the meanings assigned to them in the Amended Lease. From and after the effective date of this Amendment, the term “Lease” shall be deemed to mean the Amended Lease as amended by this Amendment.
2. Lease Term. Notwithstanding anything to the contrary contained in the Lease, the Lease term currently expires on January 31, 2009. Landlord and Tenant hereby acknowledge and agree that the term of the Lease, unless sooner terminated or renewed and extended in accordance with the terms and conditions set forth in the Lease, is hereby extended for a period of sixty (60) months and shall expire on March 31, 2014.
3. Basic Rent. Effective as of February 1, 2009 (the “Renewal Commencement Date”) and continuing throughout the remainder of the term of the Lease, the monthly installments of Base Rent under the Lease shall be the following amounts for the following periods of time:

	Annual Rate	Monthly Base
Period	Per Sq. Ft.	Rent
02/01/09 — 3/31/09	$0.00	$0,000.00
04/01/09 — 03/31/10	$6.25	$12,640.63
04/01/10 — 03/31/12	$6.50	$13,146.25
04/01/12 — 03/31/14	$6.75	$13,651.88
4. Operating Expenses. The amount of the monthly escrow payments for (a) Taxes is $2,386.55; (b) Insurance is $141.56; and Common Area Charges is $1,577.55, all of which are subject to change as set forth in the Lease. Landlord and Tenant stipulate that the number of rentable square feet in the Premises is correct.
5. Tenant Improvements. Landlord shall provide a Tenant Improvement Allowance of $72,810.00 ($3.00 psf) for the construction of improvements to the leased Premises. The Tenant Improvement Allowance shall include all expenses associated with construction including architectural drawings and a construction management fee. The Construction Management shall be $2,000 if Improvements are cosmetic in nature and do not require permitting or $4,000 if Improvements affect building codes or require permitting. Such improvements shall be constructed by a contractor mutually selected by Landlord and Tenant in accordance with such plans and specifications as may be prepared by Tenant and approved by Landlord. In the event the actual costs and expenses of completing the construction of such improvements to the leased Premises exceed $72,810.00 ($3.00 psf), Tenant shall pay all such excess costs and expenses to Landlord or, at Landlord’s direction, to such contractor, upon demand.

6. HVAC. Landlord shall place the HVAC units in good working order prior to the Commencement Date in accordance with the inspection report from Metro Mechanical, Inc. dated July, 8, 2008.
7. Compounded, Cumulative Cap. For purposes of calculating additional Rent, the maximum increase in the amount of Controllable Operating Expenses (defined below) that may be included in calculating such additional Rent for each calendar year after 2009 shall be limited to seven percent (7%) per calendar year on a cumulative, compounded basis. “Controllable Operating Expenses” shall mean all Operating Expenses which are within the reasonable control of Landlord; thus, excluding taxes, utilities, and other costs beyond the reasonable control of Landlord.
8. Right of First Offer. If during the original term of this Lease, the 10,596 sf located at 2105 Luna Road #390, Carrollton, Texas 75006 (hereinafter referred to as the “Additional Space”), shall become available for lease after the initial lease of such space to third parties, and provided that Tenant is not then in default hereunder (that Tenant fails to cure) and has not assigned this Lease or sublet the Premises (or a part hereof), Tenant shall have the first right and option to lease the Additional Space. When the Additional Space becomes available, or at Landlord’s option, up to six (6) months prior to the date that the Additional Space is scheduled to become available, Landlord shall first offer in writing to lease such space to Tenant upon the same terms and conditions and at the same rental rate, as would be offered by Landlord to third parties. If within five (5) business days after Landlord delivers Tenant such written offer, Landlord does not receive notice in writing of Tenant’s acceptance or rejection of Landlord offer to lease all (and not part) of the Additional Space, and within ten (10) business days thereafter settle with Landlord on the terms for such lease if accepted, then if Tenant does not execute a lease on the Additional Space within an additional ten (10) business days thereafter, then Tenant’s right to lease the Additional Space shall be waived and Tenant shall have no further rights pursuant to this Paragraph.
9. Renewal Option. Provided that Tenant is not in default of any of the terms, covenants and conditions hereof after notice and opportunity to cure as required in the Lease, and this Lease has not been assigned or the premises (or a part thereof) sublet, Tenant shall have the right and option to extend the term of this Lease for one further term of sixty (60) months. Such extension of the term shall be on the same terms, covenants, and conditions as provided for in the previous term except for this paragraph and except that the rental during the extended term shall be at the fair market rental then in effect on equivalent properties, of equivalent size, in equivalent areas. Tenant shall deliver written notice to Landlord of Tenant’s intent to exercise the renewal option granted herein not more than twelve (12) months nor less than six (6) months prior to the expiration of the original term of this Lease. In the event Tenant fails to deliver such written notice within the time period set forth above, Tenant’s right to extend the term hereof shall expire and be of no further force and effect. If Landlord and Tenant are unable to agree upon a new Base Rent within sixty (60) days after the exercise of any of Tenant’s options, then the Base Rent shall be the fair market rent of the premises, taking into account the uses surrounding the premises, determined by a board of arbitrators comprised of three arbitrators in accordance with the rules of the American Arbitration Association. The arbitrators shall all be appraisers who are members in good standing of the American Institute of Real Estate Appraisers or an organization succeeding thereto. Tenant and Landlord each shall select one arbitrator and the two arbitrators shall elect a third arbitrator. The decision of the arbitrators as to the Base Rent for any such extension shall be the Base Rent charged throughout such extension. The cost of such arbitration proceedings shall be divided equally between Landlord and Tenant.
10. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CB Richard Ellis, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
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11. Notices. The address for payment of rent and other payments required to be made by Tenant under the Lease shall be P.O. Box 6078, Hicksville, New York 11802-6078. All notices required or permitted to be given to Landlord under this Lease shall be addressed as follows:

If to Landlord:	With A Copy To:

LIT Industrial Texas Limited Partnership	CB Richard Ellis
c/o ING Industrial Group	2100 Ross Avenue
2650 Cedar Springs Road	Suite 400
Suite 850	Dallas, Texas 75201
Dallas, Texas 75201	Attention: Shanna Wisdom
Attention: Jeanna K. Camp
12. Determination of Charges. Landlord and Tenant agree that each provision of the Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent and Tenant’s pro rata share of Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.
13. Prohibited Persons and Transactions. Tenant represents and warrants, to its signatory’s actual knowledge, that neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
14. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto, and (d) the Lease, as modified by this Amendment, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.
15. Authority. Each person executing this Amendment represents that he or she has the requisite authority to execute this Amendment in the representative capacity set forth below and (a) that the execution, delivery and performance of this Amendment has been duly authorized by all requisite action, (b) is intended to be a legal, valid and binding obligation of such party, enforceable in accordance with its terms, and (c) is within the powers of such party and is not in contravention of the powers of such party’s charter, bylaws or other corporate papers if such party is a corporation, or of such party’s partnership or joint venture agreement if such party is a partnership or joint venture, or of such party’s limited partnership agreement if such party is a limited partnership.
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16. Conflicts; Binding Effect; Governing Law. In the event any of the terms of the Lease conflict with the terms of this Amendment, the terms of this Amendment shall control. Except as amended hereby, all terms and conditions of the Lease shall remain in full force and effect. The Lease constitutes the entire agreement between the parties hereto with respect to its subject matter and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant. This Amendment shall be governed by the laws of the State of Texas. All references in this Amendment to the “the effective date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which Landlord and Tenant have executed this Amendment.
17. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
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Executed as of the dates set forth below.
LANDLORD:
LIT INDUSTRIAL TEXAS LIMITED PARTNERSHIP, a Delaware limited partnership
By:	LIT-FTGP, L.L.C., a Delaware limited liability company, its general partner
By:	LIT Industrial Limited Partnership, a Delaware limited partnership, its sole member
By:	LIT Holdings GP, LLC, a Delaware limited liability company, its sole general partner
By:	Lion Industrial Properties, L.P., a Delaware limited partnership, its sole member
By:	LIT GP Sub, LLC, a Delaware limited liability company, its sole general partner
By:	Lion Industrial Trust, a Maryland real estate investment trust, its sole member and manager

By:	/s/ Jeanna K. Camp
Name: Title:	Jeanna K. Camp Senior Vice President

TENANT:
INTERPHASE CORPORATION, INC.

By:	/s/ Thomas N. Tipton Jr.

Name:	Thomas N. Tipton Jr.

Title:	Chief Financial Officer

Dated:	12/9/08

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